CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 21, 2015 relating to the financial statements and financial highlights which appear in the March 31, 2015 Annual Reports to Shareholders of the American Century Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Highlights", and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
November 27, 2015